UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number     333-125251


                               MAAX HOLDINGS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


     9224 73rd Avenue North, Brooklyn Park, Minnesota 55428, (800) 328-2531
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      11.25% Senior Discount Notes due 2012
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
   --------------------------------------------------------------------------
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  [ ]                 Rule 12h-3(b)(1)(i)  [X]
      Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(1)(ii) [ ]
      Rule 12g-4(a)(2)(i)  [ ]                 Rule 12h-3(b)(2)(i)  [ ]
      Rule 12g-4(a)(2)(ii) [ ]                 Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [X]


         Approximate number of holders of record as of the certification or notice date:___________

         Pursuant to the requirements of the Securities Exchange Act of 1934, MAAX Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       MAAX HOLDINGS, INC.


Date:  March 1, 2006                   By: /s/ DENIS AUBIN
                                           -------------------------------------
                                           Name:  Denis Aubin
                                           Title: Executive Vice President,
                                                  Chief Financial Officer and
                                                  Secretary